Royal Crest Estates
Marlborough, MA

Second Quarter 2025

Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
8	Outlook
11	Consolidated Statements of Operations
12	Consolidated Balance Sheets
13	Schedule 1 – EBITDAre and Adjusted EBITDAre
14	Schedule 2 – Aimco Leverage and Maturities
15	Schedule 3 – Aimco Portfolio
16	Schedule 4 – Aimco Capital Additions
17	Schedule 5 – Aimco Development and Redevelopment Project Summaries
19	Schedule 6 – Stabilized Operating Properties
20	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
21	Schedule 8 – Net Asset Value Components
22	Schedule 9 – Asset List
23	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Reports Second Quarter 2025 Results and Recent Highlights

Denver, Colorado, August 11, 2025 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2025 and provided highlights on recent activities.

Financial Results

•
Aimco's net loss attributable to common stockholders per share, on a fully dilutive basis, was $(0.14) for the three months ended and $(0.24) for the six months ended June 30, 2025.
•
Property Net Operating Income ("NOI") from Aimco's Stabilized Operating Properties was $24.2 million in the second quarter 2025, up 1.1% year-over-year, and $49.3 million year-to-date, up 1.9% year-over-year.

CEO Commentary

Wes Powell, Aimco President and Chief Executive Officer, comments:

"During the first half of 2025, Aimco continued its focus on creating value through the effective management of our apartment portfolio and development projects, while actively exploring opportunities to unlock value for stockholders through strategic transactions and prudent capital allocation.

"As announced on August 6, 2025, Aimco has executed a contract to sell its five-property suburban Boston portfolio for $740 million. When combined with the pending sale of our Brickell Assemblage we now expect to close $1.26 billion of asset sales in 2025.

"These sales are expected to deliver net proceeds of approximately $785 million or $5.21 per share, and we plan to return between $4.00 and $4.20 to stockholders with the remainder allocated to debt reduction and general corporate purposes.

"Following the Boston and Brickell asset sales, Aimco’s remaining portfolio will consist of:

1) 15 Stabilized Operating Properties containing 2,524 apartment homes, that produced $46 million of annualized Property NOI in the second quarter with rents 5.2% higher on leases transacted during the month of July;

2) three newly completed residential communities containing 933 homes and 114,000 square feet of retail space, that are projected to deliver approximately $40 million of Property NOI when fully stabilized in 2027;

3) one active development project under construction on Miami's waterfront that is scheduled for completion in 2027; and

4) an experienced development and investment management platform and pipeline with the potential to deliver more than 3,700 new apartment units and one million square feet of commercial space over the coming years.

"In addition, we remain committed to maintaining a strong and flexible balance sheet with plans to utilize a portion of the sales proceeds to repay the balance drawn on our revolving credit facility and reduce the balance of third-party preferred equity funding, reducing Aimco’s cost of leverage by approximately $7 million annually. Aimco's remaining Stabilized Operating Properties are financed with assumable property-level mortgage debt, with a weighted average interest rate of 4.44% and a weighted average remaining term of 5.6 years.

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"Finally, in collaboration with the Aimco Board and our advisory team, we continue to actively explore additional opportunities to further unlock and maximize stockholder value."

Highlights

•
In August, Aimco agreed to sell its suburban Boston portfolio of five properties located in Massachusetts, New Hampshire, and Rhode Island for $740 million. Four of the five asset sales are expected to close during the third quarter of this year, with closing of the final asset expected in the fourth quarter of 2025.
•
In July, the buyer with which Aimco is under agreement to sell the Brickell Assemblage for $520 million exercised the final contractual closing extension option that required its non-refundable deposit to be increased by $7 million, bringing the total non-refundable deposit to $50 million. Closing is now scheduled for the fourth quarter of 2025.
•
Aimco’s Stabilized Operating revenue, expenses, and Property NOI increased 1.9%, 3.9%, and 1.1%, respectively, year-over-year in the second quarter, with average daily occupancy down 50 basis points at 95.8% and average monthly revenue per apartment home increasing by 2.5% to $2,349.
•
Aimco's three residential development projects currently in lease-up, containing a total of 933 units, remain on plan to reach stabilized occupancy in 2025.
•
In May, Aimco purchased its development partner's interests in the first phase of development at Strathmore Square. Aimco also borrowed on its revolving credit facility to pay off a higher interest rate mezzanine loan used to fund construction of Strathmore Square.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities with average rents in line with local market averages.

Results at Aimco’s Stabilized Operating Properties were as follows:

	Second Quarter					Year-to-Date
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2025	2024	Variance	1Q 2025	Variance	2025	2024	Variance
Average Daily Occupancy	95.8%	96.3%	(0.5)%	97.9%	(2.1)%	96.9%	97.1%	(0.2)%
Revenue, before utility reimbursements	$35.4	$34.7	1.9%	$35.6	(0.5)%	$71.0	$69.4	2.3%
Expenses, net of utility reimbursements	11.2	10.7	3.9%	10.5	6.2%	21.7	21.0	3.3%
Property NOI	24.2	24.0	1.1%	25.1	(3.3)%	49.3	48.4	1.9%

•
Revenue in the second quarter 2025 was $35.4 million, up 1.9% year-over-year, resulting from a 2.5% increase in average monthly revenue per apartment home to $2,349 and Average Daily Occupancy of 95.8%, down 50 basis points year-over-year. Revenue was negatively impacted by approximately 35 bps in the quarter due to a commercial tenant vacancy in New York City.
•
Effective rents during the second quarter 2025 were 6.2% higher, on average, than the previous lease, with new leases up 5.5% and renewals up 6.5%. For residents whose leases were expiring, 66.7% signed renewals. In July, effective rents for the 15 properties not included in the Boston portfolio sale were 5.2% higher, on average, than the previous lease.
•
The median annual household income of new residents was $124,000 in the second quarter 2025, representing a rent-to-income ratio of 20%.

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•
Expenses in the second quarter 2025 were up 3.9% year-over-year and 6.2% compared to the first quarter 2025, primarily due to higher real estate taxes from a multi-year property assessment at our Nashville property, which assessment is being appealed.
•
Property NOI in the second quarter 2025 was $24.2 million, up 1.1% year-over-year.

Value Add and Opportunistic Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of June 30, 2025, Aimco had one multifamily development project under construction, two multifamily communities that have been substantially completed and are now in lease-up, and one that completed lease-up and is stabilizing operations. In addition to Aimco's core multifamily developments, The Benson Hotel and Faculty Club was completed in 2023 and remains in the stabilization process.

Aimco also has a pipeline of future value add opportunities in Southeast Florida, the Washington D.C. Metro Area, and Colorado's Front Range.

During the second quarter, $21.4 million of capital was invested in Aimco's development and redevelopment activities, primarily funded through construction loan and preferred equity draws. Updates on active development projects and Aimco's pipeline include:

•
In Upper Northwest Washington D.C., all 689 apartment homes at Upton Place were delivered in 2024 and construction is substantially complete. As of July 31, 2025, 504 units (73%) were leased or pre-leased and 418 (61%) were occupied. Additionally, as of July 31, 2025, approximately 92% of the project's 105K square feet of retail space had been leased.
•
In Bethesda, Maryland, all 220 of the highly tailored apartment homes at the first phase of Strathmore Square were delivered in 2024 and construction is substantially complete. As of July 31, 2025, 173 units (79%) had been leased or pre-leased and 151 (69%) were occupied.
•
In Corte Madera, California, construction is complete at Oak Shore. As of July 31, 2025, the ultra-luxury single-family rental community was 96% leased, with 23 (96%) of the 24 homes occupied.
•
In Miami’s Edgewater neighborhood, construction remains on schedule and on budget at 34th Street, an ultra-luxury waterfront residential tower that will include rental homes averaging more than 2,500 square feet, with oversized private terraces, top-of-the-line finishes, and unobstructed views of Biscayne Bay. Aimco expects to welcome the first residents in 3Q 2027 and to stabilize occupancy in 4Q 2028.
•
In the second quarter 2025, Aimco invested $2.5 million into programming, design, documentation, and entitlement efforts primarily related to its 901 North development site, located in Fort Lauderdale, Florida.

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Investment & Disposition Activity

Aimco is focused on prudently allocating capital and delivering strong investment returns. Consistent with Aimco's capital allocation philosophy, it aims to monetize the value within its assets when accretive uses of the proceeds are identified and invest when the risk-adjusted returns are superior to other uses of capital.

•
Subsequent to quarter end, in August 2025, Aimco entered into a definitive agreement to sell its portfolio of five apartment properties, including 2,719 units, located in suburban Boston for $740 million. The buyer has completed due diligence and made a $20 million non-refundable deposit. Four of the five asset sales are expected to close during the third quarter of this year, with closing of the final asset expected in the fourth quarter of 2025.[1]
•
In December 2024, Aimco entered into an agreement to sell its Brickell Assemblage for a gross price of $520 million. In July, the buyer exercised its final closing extension option and increased its non-refundable deposit by $7 million, bringing the total non-refundable deposit to $50 million. Closing is now scheduled for the fourth quarter of 2025.
•
Gross proceeds from the Boston and Brickell transactions are expected to equal $1.26 billion. Net proceeds, when accounting for associated property-level debt, the deferred tax liability related to the Brickell assets, and transaction costs, are expected to be approximately $785 million, or $5.21 per share.
•
Following the closing of the Brickell and Boston Portfolio transactions, Aimco plans to return between $4.00 and $4.20 per share to stockholders with the remainder allocated to debt reduction and general corporate purposes.[2]
•
In May, Aimco purchased, for $2.1 million, its development partner’s 5% common equity interest in Strathmore Square. In addition, Aimco purchased the same development partner's subordinated interest for $2.9 million, a value representing approximately 60% of its expected future obligation.

[1] The closing expected in the fourth quarter 2025 is for a single property where the buyer is assuming Aimco's in-place debt.

[2] If the Brickell Assemblage buyer elects to utilize the seller financing option, the initial distribution would be reduced by approximately $0.64 per share pending the planned monetization of the seller financing note.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including ample liquidity. As of June 30, 2025, Aimco had access to $173.5 million, including $41.4 million of cash on hand, $26.4 million of restricted cash, and the capacity to borrow up to $105.7 million on its $150.0 million revolving credit facility.

Aimco’s net leverage as of June 30, 2025, was as follows:

	as of June 30, 2025
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$693,017	6.3
Total non-recourse construction loan debt	376,918	2.4
Total property debt secured by assets held for sale	158,690
Revolving Credit Facility	42,800
Cash and restricted cash	(67,542)
Net Leverage	$1,203,883

[1] Weighted average maturities presented exclude contractual extension rights.

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As of June 30, 2025, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection. Considering investments under contract to sell and including contractual extensions, Aimco has no debt maturing prior to June 2027.

•
In May, Aimco borrowed $42.8 million on its revolving credit facility to pay off the mezzanine loan used to fund the construction of the first phase of Strathmore Square. The mezzanine loan carried an interest rate of 13.0%, approximately 650 basis points higher than the average rate on the credit facility borrowings during the second quarter 2025.
•
Aimco's Boston portfolio, which is under contract to sell, serves as collateral for Aimco's revolving credit facility. As such, at the sale closing, the balance borrowed in May 2025 will be repaid and the facility will be retired. Aimco plans to maintain prudent liquidity following the facility's retirement.

Public Market Equity

Repurchases

•
Since Aimco's Board of Directors announced the expansion of its strategic review process on January 9, 2025, no shares of common stock have been repurchased by Aimco. In January, prior to that announcement and the $0.60 special dividend distribution, Aimco repurchased 29,498 shares of its common stock at a weighted average price of $8.66 per share. Since the start of 2022, Aimco has repurchased 14.5 million shares.
•
In the second quarter 2025, Aimco Operating Partnership redeemed 8,609 units of its equity securities for cash at a weighted average price of $8.10 per unit.

Commitment to Enhance Stockholder Value

On January 9, 2025, Aimco and its Board of Directors announced that, while pleased with the transformation and simplification of the Aimco portfolio and the objective results delivered over the past four years, shares of AIV continue to trade at a meaningful discount to Aimco's estimate of the private market value of Aimco's assets and investment platform. This disconnect has limited Aimco's ability to fund new investment opportunities and accelerate growth.

Therefore, Aimco's Board of Directors announced its decision to explore additional alternatives in an effort to further unlock and maximize stockholder value. The strategic process has expanded upon Aimco's ongoing efforts such as reducing exposure to development activity and monetizing certain assets, and includes, but is not limited to, the exploration of a sale or merger of Aimco as a whole, potential sales of the major components of the business (in one or a series of transactions), and an acceleration of individual asset sales. The recent announcement of the pending sale of the Boston portfolio is part of this ongoing process and will result in a substantial return of capital to stockholders. The strategic process continues and the Board of Directors' guiding principle is to produce an outcome that delivers maximum value to Aimco stockholders. The strategic process is being overseen by Aimco's Investment Committee, comprised of four independent Aimco Board Members. Morgan Stanley & Co. LLC is serving as financial advisor to Aimco.

There can be no assurance that this expanded strategic process will result in any transaction or transactions or other strategic changes or outcomes, and the timing or outcome of any such event is similarly uncertain. Aimco does not intend to disclose or comment on developments related to the foregoing unless or until it determines that further disclosure is appropriate or required.

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2025 Outlook

The table below presents Aimco's current expectations for 2025 and assumes that the asset sales currently under contract close. Given the Boston transaction’s substantial impact on the composition of the Stabilized Operating portfolio, Aimco withdraws prior guidance and will no longer provide revenue, expense and Property NOI guidance for its Stabilized Operating Properties.

	2Q 2025	2025
$ in millions (except per share amounts) Forecast is full year unless otherwise noted	YTD Results	Forecast	Prior Forecast
Net income (loss) per share – diluted [1]	$(0.24)	$5.20 - $5.40	$1.50 - $1.60

Developments and Redevelopments
Total Direct Costs of Projects in Occupancy Stabilization at Period End [2]	$585	$68	$68
Total Direct Costs of Projects Under Construction at Period End [2]	$240	$240	$240
Direct Project Costs on Active Developments [3]	$29	$50 - $60	$50 - $60
Direct Planning Costs [4]	$4	$7 - $10	$7 - $10

Real Estate Transactions
Acquisitions	None	None	None
Dispositions [5]	None	$1,260 - $1,280	$520 - $540

General and Administrative	$16	$32 - $33	$33 - $34

Leverage
Interest Expense, net of capitalization [6]	$33	$60 - $62	$63 - $65

[1] Net income (loss) per share - diluted includes estimated gains from the announced transactions which are under contract.

[2] Includes land or leasehold value.

[3] Aimco's planned costs on active developments is primarily related to its 34th Street development project and will be funded through committed construction loan and preferred equity draws. Aimco funded its equity commitment to the joint venture through the contribution of land plus an incremental $5 million in 3Q 2024.

[4] Includes direct costs related to advancing planning efforts for certain pipeline projects.

[5] Includes the Brickell Assemblage and Boston portfolio which are under contract to sell in 2025. Aimco does not provide specific guidance regarding future transactions prior to a contract being executed and the buyer's deposit becoming nonrefundable.

[6] Includes GAAP interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

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Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced regional professionals who leverage in-depth local market knowledge, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Vice President, Investor Relations and Capital Markets

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including the timing and amount of capital expected to be returned to stockholders, our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, developments, and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: the risk that the 2025 plans and goals may not be completed, as expected, in a timely manner or at all; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; the impact of tariffs and global trade disruptions on us; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES:
Rental and other property revenues	$52,758	$51,148	$105,110	$101,350

OPERATING EXPENSES:
Property operating expenses	23,192	22,557	46,257	43,756
Depreciation and amortization	16,363	22,110	32,784	41,578
General and administrative expenses	7,798	7,577	15,978	16,126
Total operating expenses	47,353	52,244	95,019	101,460

Interest income	1,546	2,535	3,638	5,183
Interest expense	(18,002)	(16,820)	(35,440)	(30,190)
Realized and unrealized gains (losses) on interest rate contracts	(72)	640	(333)	2,312
Realized and unrealized gains (losses) on equity investments	(210)	(47,264)	(607)	(47,535)
Other income (expense), net	(72)	(1,286)	(551)	(2,876)
Income (loss) before income tax benefit	(11,405)	(63,291)	(23,202)	(73,216)
Income tax benefit (expense)	(5,571)	2,188	(5,486)	4,917
Net income (loss)	(16,976)	(61,103)	(28,688)	(68,299)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,156)	(3,598)	(5,829)	(7,158)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(232)	811	(528)	827
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	1,059	3,364	1,824	3,918
Net income (loss) attributable to Aimco	$(19,305)	$(60,526)	$(33,221)	$(70,712)

Net income (loss) attributable to common stockholders per share – basic	$(0.14)	$(0.43)	$(0.24)	$(0.50)
Net income (loss) attributable to common stockholders per share – diluted	$(0.14)	$(0.43)	$(0.24)	$(0.50)

Weighted-average common shares outstanding – basic	137,341	139,816	137,123	140,205
Weighted-average common shares outstanding – diluted	137,341	139,816	137,123	140,205

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Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2025	2024
Assets
Buildings and improvements	$1,379,865	$1,348,925
Land	397,767	398,182
Total real estate	1,777,632	1,747,107
Accumulated depreciation	(508,074)	(499,274)
Net real estate	1,269,558	1,247,833
Cash and cash equivalents	41,385	141,072
Restricted cash	26,428	31,367
Notes receivable	59,847	58,794
Right-of-use lease assets - finance leases	107,077	107,714
Other assets, net	89,623	94,051
Assets held for sale, net	275,892	276,079
Total assets	$1,869,810	$1,956,910

Liabilities and Equity
Non-recourse property debt, net	$685,031	$685,420
Non-recourse construction loans, net	370,601	385,240
Revolving credit facility	42,800	—
Total indebtedness	1,098,432	1,070,660
Deferred tax liabilities	102,187	101,457
Lease liabilities - finance leases	123,664	121,845
Dividends payable	998	89,182
Accrued liabilities and other	102,239	100,849
Liabilities related to assets held for sale, net	159,842	160,620
Total liabilities	1,587,362	1,644,613

Redeemable noncontrolling interests in consolidated real estate partnerships	146,106	142,931

Equity:
Common Stock	1,374	1,364
Additional paid-in capital	426,730	425,002
Retained earnings (deficit)	(336,454)	(303,409)
Total Aimco equity	91,650	122,957
Noncontrolling interests in consolidated real estate partnerships	39,665	39,560
Common noncontrolling interests in Aimco Operating Partnership	5,027	6,849
Total equity	136,342	169,366
Total liabilities and equity	$1,869,810	$1,956,910

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended June 30, 2025	Twelve Months Ended June 30, 2025
Net income (loss)	$(16,976)	$(56,389)
Adjustments:
Interest expense	18,002	75,306
Income tax (benefit) expense	5,571	(668)
Gains on dispositions of real estate	-	(10,749)
Unrealized (gains) losses from investment in unconsolidated partnerships	-	2,597
Depreciation and amortization	16,363	77,565
Adjustment related to EBITDAre of unconsolidated partnerships	247	1,000
EBITDAre	$23,207	$88,662
Net (income) loss attributable to redeemable noncontrolling interests consolidated real estate partnerships	(3,156)	(12,629)
Net (income) loss attributable to noncontrolling interests consolidated real estate partnerships	(232)	494
EBITDAre adjustments attributable to noncontrolling interests	(207)	(3,284)
Mezzanine investment (income) loss, net	(1,000)	176
Realized and unrealized (gains) losses on interest rate contracts	72	893
Unrealized (gains) losses on passive equity investments	210	2,250
Adjusted EBITDAre	$18,894	$76,562

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [2]	Stated	Capped
Fixed rate loans payable	$689,155	$3,862	—	$693,017	6.3	4.39%	4.39%
Floating rate loans payable	—	—	—	—	—	—	—
Construction loan debt	376,918	—	—	376,918	2.4	6.81%	6.68%
Total non-recourse debt [1]	$1,066,073	$3,862	—	$1,069,935	4.9	5.25%	5.20%

Property debt secured by assets held for sale	158,690	—	—	158,690
Revolving Credit Facility	42,800	—	—	42,800
Cash and restricted cash	(67,813)	—	271	(67,542)
Net Leverage	$1,199,750	$3,862	$271	$1,203,883

Aimco Share Non-Recourse Debt

Excludes property debt secured by assets held for sale					Average Rate on Maturing Debt
	Amortization	Maturities [2]	Total	Maturities as a Percent of Total	Stated	Capped
2025 3Q	$494	$—	$494	—%	—%	—%
2025 4Q	498	94,000	94,498	8.79%	6.92%	6.60%
Total 2025	992	94,000	94,992	8.79%	6.92%	6.60%

2026 1Q	503	—	503	—	—	—
2026 2Q	507	22,053	22,560	2.06%	8.73%	7.91%
2026 3Q	512	—	512	—	—	—
2026 4Q	517	—	517	—	—	—
Total 2026	2,039	22,053	24,092	2.06%	8.73%	7.91%

2027	2,115	—	2,115	—	—	—
2028	2,195	254,697	256,892	23.80%	6.69%	6.69%
2029	2,277	179,646	181,923	16.79%	4.66%	4.66%
2030	2,363	—	2,363	—	—	—
2031	1,696	104,508	106,204	9.77%	3.20%	3.20%
2032	112	221,639	221,751	20.72%	4.62%	4.62%
2033	—	173,435	173,435	16.21%	4.60%	4.60%
Thereafter	—	6,168	6,168	0.58%	3.25%	3.25%
Total Aimco Share	$13,789	$1,056,146	$1,069,935

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

June 30, 2025
Class A Common Stock Outstanding	137,377
Participating unvested restricted stock	1,938
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	2,323
Total shares and potentially dilutive share equivalents	141,638
Common Partnership Units and equivalents outstanding	9,050
Total shares, units and potentially dilutive share equivalents [3]	150,688

[1] Consolidated total non-recourse debt excludes $10.4 million of deferred financing costs.

[2] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the first maturity in Aimco's total non-recourse debt is in 2Q 2027 and the weighted average maturity is 5.1 years.

[3] Represents outstanding Common Stock and Common Partnership units, forfeitable time-based restricted equity awards, options for which dilution is computed based on quarter-end stock price, and the impact of forfeitable market-based equity awards based on stock price performance through June 30, 2025. See Note 4 to Aimco's Second Quarter 2025 SEC Form 10-Q, filed August 11, 2025 and Note 11 to Aimco's 2024 SEC Form 10-K, filed February 24, 2025 for more information.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [5]	Office and Retail Sq Ft	Hotel Keys	Development Land [6]
Consolidated
Stabilized Operating Properties	20	5,243	26.4	-	-
Other Real Estate [1]	1	-	-	106	-
Development and Redevelopment - Owned [2]	3	1,023	121.1	-	-
Development and Redevelopment - Land [3]	5	-	-	-	20.8
Development and Redevelopment - Leased	1	24	-	-	-
Held for Sale [4]	2	357	295.7	-	-
Total Consolidated	32	6,647	443.2	106	20.8
Unconsolidated	5	142	-	-	-
Total Portfolio	37	6,789	443.2	106	20.8

Total Consolidated (Aimco Share)		6,647	443.2	106	19.5
Total Unconsolidated (Aimco Share)		72	-	-	-
Total Portfolio (Aimco Share)		6,719	443.2	106	19.5

[1] Other Real Estate includes:

•
The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado.

[2] Development and Redevelopment - Owned includes:

•
34th Street a 114-unit apartment building being constructed in Miami, Florida with 7,000 square feet of retail, Upton Place a 689-unit substantially completed development in Upper Northwest Washington, D.C. with 105,053 square feet of retail, and Strathmore Square a substantially complete 220-unit apartment community with 9,000 square feet of retail in Bethesda, Maryland.

[3] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
One land parcel in Miami, Florida for potential future development adjacent to 34th Street;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[4] As of June 30, 2025, Aimco's 1001 Brickell Bay Drive office tower and Yacht Club Apartments were classified as Held for Sale.

[5] Number of apartment homes includes all current apartments and those authorized for development.

[6] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025

Capital Replacements and Casualty	$5,063	$7,801
Property Upgrades	819	865
Tenant Improvements	833	887
Development and Redevelopment	21,430	42,039
Total Capital Additions [1]	$28,145	$51,592

[1] Second quarter 2025 total capital additions include $16.6 million of Direct Capital Investment ($14.1 million on active projects and $2.5 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 5(a)

Aimco Active Development Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
Project Name	Location	Units	Units Leased or Pre-Leased	Retail Sq Ft	Retail Pre-Leased	Initial Occupancy [8]	Stabilized Occupancy [8]	NOI Stabilization [8]
Upton Place	Washington, D.C.	689	69%	105,053	92%	4Q 2023	4Q 2025	4Q 2026
Strathmore Square	Bethesda, MD	220	75%	9,000	64%	2Q 2024	4Q 2025	4Q 2026
34th Street	Miami, FL	114	—	7,000	—	3Q 2027	4Q 2028	4Q 2029
Oak Shore	Corte Madera, CA	24	96%	—	—	4Q 2023	2Q 2025	2Q 2026

Total		1,047		121,053

				Direct Capital Investment
Project Name	Status	Aimco Ownership [6]	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
Upton Place [1]	Lease-up	100%	92.8	242.0	241.2	0.8
Strathmore Square	Lease-up	100%	24.9	156.5	156.1	0.4
34th Street	Active Construction	44% [6]	28.3	211.7	60.3	151.4
Oak Shore	Lease-up	100%	6.1	47.2	47.2	-

Total			$152.1	$657.4	$504.8	$152.6

Estimated Direct Costs of Projects in Active Construction [2]			$240.0
Estimated Direct Costs of Projects in Lease-up [3]			$569.5
Estimated Direct Costs of Projects in Occupancy Stabilization [4]			$68.3
Total Estimated Direct Costs of Development Portfolio			$877.8
Estimated Stabilized Property NOI [5]			$60.5

[1] The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture. The project which is nearing completion has approximately $0.8 million of remaining investment expected.

[2] Includes the total of the land cost and the planned Direct Capital Investment for 34th Street.

[3] Includes the total of the land cost or leasehold valuation and the planned Direct Capital Investment for Upton Place, Strathmore Square, and Oak Shore.

[4] Includes the land cost and Direct Capital Investment for The Benson Hotel and Faculty Club, a 106-key hotel and event space on the Anschutz Medical Campus in Aurora, Colorado.

[5] Estimated Stabilized Property NOI was updated to reflect Aimco's current forecast.

[6] Aimco equity ownership presented as estimated upon construction completion, net of debt and ground lease financing, unless otherwise noted.

[7] Aimco's investment, representing 44% of the equity capital at project inception, has been fully funded, primarily through the contribution of land and pre-development efforts. The remaining investment will be funded through construction loan and preferred equity draws.

[8] Occupancy timing and stabilization are estimates subject to change.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. Aimco expects, on average across the development portfolio, to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, and the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
300 Broward Boulevard (Fort Lauderdale)	300 Broward [3]	2.31	1,700,000	935	40,000	2026
901 N Federal Highway (Fort Lauderdale)	901 North (Flagler Village Phase I)	5.70	1,830,000	690	230,000	2026
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase II	1.70	400,000	300	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.40	400,000	300	—	2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2026
Colorado's Front Range
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	2026
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2026
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2028
Total Future Pipeline		30.37	7,740,000	3,708	1,011,000

Excluded from the table is the Brickell Assemblage which, as of June 30, 2025, was under contract to sell.

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage includes land owned and land controlled through options for future development, for the Bioscience project, acreage is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

2Q 2025 v. 2Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2025	2Q 2024	Growth	2Q 2025	2Q 2024	Growth	2Q 2025	2Q 2024	Growth	2Q 2025	2Q 2025	2Q 2024	2Q 2025	2Q 2024
Boston	5	2,719	$17,434	$16,850	3.5%	$4,687	$4,760	(1.5%)	$12,747	$12,090	5.4%	73.1%	96.4%	96.4%	$2,217	$2,142
Chicago	7	1,495	10,586	10,356	2.2%	3,476	3,385	2.7%	7,110	6,971	2.0%	67.2%	95.5%	96.8%	2,472	2,386
New York City	3	150	2,060	2,129	(3.2%)	946	855	10.6%	1,114	1,274	(12.6%)	54.1%	98.6%	98.4%	4,644	4,809
Other Markets [1]	5	879	5,314	5,384	(1.3%)	2,057	1,747	17.7%	3,257	3,637	(10.4%)	61.3%	93.9%	94.8%	2,146	2,153
Total	20	5,243	$35,394	$34,719	1.9%	$11,166	$10,747	3.9%	$24,228	$23,972	1.1%	68.5%	95.8%	96.3%	$2,349	$2,292

2Q 2025 v. 1Q 2025			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2025	1Q 2025	Growth	2Q 2025	1Q 2025	Growth	2Q 2025	1Q 2025	Growth	2Q 2025	2Q 2025	1Q 2025	2Q 2025	1Q 2025
Boston	5	2,719	$17,434	$17,546	(0.6%)	$4,687	$4,681	0.1%	$12,747	$12,865	(0.9%)	73.1%	96.4%	98.3%	$2,217	$2,188
Chicago	7	1,495	10,586	10,486	1.0%	3,476	3,025	14.9%	7,110	7,461	(4.7%)	67.2%	95.5%	97.8%	2,472	2,390
New York City	3	150	2,060	2,189	(5.9%)	946	1,058	(10.6%)	1,114	1,131	(1.5%)	54.1%	98.6%	99.7%	4,644	4,878
Other Markets [1]	5	879	5,314	5,352	(0.7%)	2,057	1,746	17.8%	3,257	3,606	(9.7%)	61.3%	93.9%	96.6%	2,146	2,101
Total	20	5,243	$35,394	$35,573	(0.5%)	$11,166	$10,510	6.2%	$24,228	$25,063	(3.3%)	68.5%	95.8%	97.9%	$2,349	$2,309

2Q 2025 YTD v. 2Q 2024 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2025 YTD	2Q 2024 YTD	Growth	2Q 2025 YTD	2Q 2024 YTD	Growth	2Q 2025 YTD	2Q 2024 YTD	Growth	2Q 2025 YTD	2Q 2025 YTD	2Q 2024 YTD	2Q 2025 YTD	2Q 2024 YTD
Boston	5	2,719	$34,980	$33,738	3.7%	$9,368	$9,308	0.6%	$25,612	$24,430	4.8%	73.2%	97.4%	97.3%	$2,202	$2,126
Chicago	7	1,495	21,072	20,611	2.2%	6,501	6,338	2.6%	14,571	14,273	2.1%	69.1%	96.6%	97.4%	2,431	2,358
New York City	3	150	4,249	4,221	0.7%	2,004	1,822	10.0%	2,245	2,399	(6.4%)	52.8%	99.1%	98.6%	4,762	4,757
Other Markets [1]	5	879	10,666	10,785	(1.1%)	3,803	3,516	8.2%	6,863	7,269	(5.6%)	64.3%	95.3%	95.8%	2,123	2,134
Total	20	5,243	$70,967	$69,355	2.3%	$21,676	$20,984	3.3%	$49,291	$48,371	1.9%	69.5%	96.9%	97.1%	$2,329	$2,270

[1] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Southeast Florida; Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California. Expenses in the second quarter 2025 are unfavorable due primarily to a multi-year property assessment at our Nashville property, which assessment is being appealed.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 7

Aimco Transactions

(dollars in millions) (unaudited)

2025 Acquisitions
Partnership Acquisitions	Location	Closing Date	Ownership Acquired	Equity Acquired
Strathmore Square	Bethesda, MD	May	5%	2.1
Total Partnership Acquisitions [1]				$2.1

[1] In May, Aimco purchased, for $2.1 million, its development partner’s 5% common equity interest in Strathmore Square. In addition, Aimco purchased the same development partner's subordinated interest for $2.9 million, a value representing approximately 60% of its expected future obligation.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions)(pre-tax)(unaudited)

Property NOI for operating properties and active developments	2Q 2025 Proforma
Annualized NOI for Stabilized Operating Properties [1]	$45.9
Annualized NOI for unconsolidated real estate at AIV share [1]	2.6
Projected annual NOI for DC Metro lease ups	37.1
Projected annual NOI for other properties stabilizing operations	5.4
Projected annual NOI for Aimco's 34th Street development [2]	18.0

Leverage associated with operating properties and active developments
Non-recourse property debt, net [3] [4]	(451.8)
Non-recourse construction loans, net [4] [5]	(376.9)
Preferred equity interests	(146.1)

Land, Planning and Entitlement Investment at cost [6]
901 North in Fort Lauderdale	100.0
Other land and development pipeline	41.0

Sales expected to close in 2025 [7]
Expected proceeds from assets held for sale	$1,260.0
Liabilities associated with assets held for sale, including estimates for debt balances, income taxes, and transaction costs	(474.2)

Other
IQHQ and Real Estate Tech Fund Investments [8]	15.8
Cash and cash equivalents	41.4
Restricted cash	26.4
Notes receivable [9]	59.8
Fair value adjustment on fixed rate property debt & preferred equity	36.5
Amounts drawn on Aimco's revolving secured credit facility	(42.8)
Other liabilities, net [10]	(135.9)

Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents	150.7
Noncontrolling interests in real estate [11]

[1] Property NOI is presented proforma the Boston portfolio sale, at Aimco share, and does not include property management fees of 3% of revenue.

[2] See supplemental schedule 5(a) for additional details. Aimco's ~$40 million equity position in the 34th Street development joint venture was funded in 3Q 2024 through the contribution of land, pre-development investments, and a one-time cash investment of $5 million. Aimco has no remaining equity commitments related to the construction of 34th Street. Included in the leverage amounts are $39.7 million of non-recourse construction loans, net and $11.5 million of preferred equity interests. Additionally, Aimco expects the remaining investment required to complete construction to be $151.4 million, funded through committed construction loan and preferred equity draws.

[3] Consists of assumable property-level mortgage debt, with a weighted average fixed rate of 4.44% and a weighted average remaining term of 5.6 years. Non-recourse property debt, net as presented on Supplemental Schedule 2 includes $241.2 million of property loans associated with the suburban Boston properties that, in early August, went under contract to sell in 2025.

[4] Amounts presented exclude deferred financing costs.

[5] Non-recourse construction loans, net includes $39.7 million currently drawn on the construction loan to fund Aimco’s 34th Street development; construction loans at Strathmore Square and Oak Shore, $100.2 million and $22.1 million, respectively; and a $215 million term loan at Upton Place.

[6] Includes acquisition price for land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is the value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be at least $30 million.

[7] As of August 11, 2025, Aimco was under contract to sell its Brickell Assemblage and its Boston portfolio of stabilized apartment communities. Included in the liabilities are approximately $400 million of property level loans, approximately $60 million of cash tax (included on Aimco's 2Q 2025 balance sheet with a GAAP value of $102.2 million) and transaction costs.

[8] Investment value for IQHQ is based on cost, adjusted for any impairment or observable price changes, the Real Estate Tech Funds are valued based on 2Q 2025 GAAP fair value.

[9] Notes receivables presented at book value.

[10] For additional detail, see definition and non-GAAP reconciliation in this report's Glossary and Reconciliations of Non-GAAP Financial and Operating Measures.

[11] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $25 - $35 million.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 21

Supplemental Schedule 9

Asset List

(unaudited)

OPERATING APARTMENT COMMUNITIES					RECENTLY COMPLETED DEVELOPMENTS
Property Name	Location	Units	2Q 2025 Avg Rent		Property Name	Location	Units
118-122 West 23rd Street	New York, NY	42	$6,238		Oak Shore	Corte Madera, CA	24
173 E. 90th Street	New York, NY	72	3,680		Upton Place	Washington, DC	689
237-239 Ninth Avenue	New York, NY	36	3,178		Strathmore Square Phase 1	Bethesda, MD	220
1045 on the Park Apartments Homes	Atlanta, GA	30	2,199
2200 Grace	Lombard, IL	72	2,015		ACTIVE DEVELOPMENT
Bank Lofts	Denver, CO	125	1,548		Property Name	Location	Units
Bluffs at Pacifica, The	Pacifica, CA	64	3,078		34th Street	Miami, FL	114
Eldridge Townhomes	Elmhurst, IL	58	4,735
Elm Creek	Elmhurst, IL	400	2,158		DEVELOPMENT LAND
Evanston Place	Evanston, IL	190	2,844		Property Name	Location	Acres
Hillmeade	Nashville, TN	288	1,775	*	300 Broward	Fort Lauderdale, FL	2.31
Hyde Park Tower	Chicago, IL	155	2,543		One Edgewater	Miami, FL	0.5
Plantation Gardens	Plantation ,FL	372	2,043	*	CU Anschutz Campus Holdings	Aurora, CO	9.96
Willow Bend	Rolling Meadows, IL	328	1,979		Flagler Village	Fort Lauderdale, FL	8.8
Yorktown Apartments	Lombard, IL	292	1,935		Flying Horse	Colorado Springs, CO	7.45
				*	Strathmore Square Phase 2	Bethesda, MD	1.35
PARTNERSHIP OWNED
Property Name	Location	Units	Aimco Share of Units		NON-CORE & ALTERNATIVE INVESTMENTS
Casa del Hermosa	La Jolla, CA	41	20		Investment Name	Investment Type
Casa del Mar	La Jolla, CA	30	20		The Benson Hotel & Faculty Club	Non-Core Real Estate
Casa del Norte	La Jolla, CA	34	17		IQHQ	Passive Equity
Casa del Sur	La Jolla, CA	37	15		Parkmerced	Mezzanine Loan
					RE Tech Funds	Passive Equity
PLANNED / ANNOUNCED DISPOSITIONS
Property Name	Location		Disposition		SELLER FINANCING NOTES
1001 Brickell Bay Drive	Miami, FL		Brickell Assemblage		Property Name	Location
Yacht Club at Brickell	Miami, FL		Brickell Assemblage		La Jolla Cove	La Jolla, CA
Royal Crest Estates	Warwick, RI		Boston Portfolio	*	200 Broward	Fort Lauderdale, FL
Royal Crest Estates	Nashua, NH		Boston Portfolio
Royal Crest Estates	Marlborough, MA		Boston Portfolio
Waterford Village	Bridgewater, MA		Boston Portfolio
Wexford Village	Worcester, MA		Boston Portfolio	*	Owned in a joint venture structure

Second Quarter 2025 Earnings Release and Supplemental Schedules | 22

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.4% of the legal interest in the common partnership units of the Aimco OP and 94.8% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS: The following table presents the reconciliation of GAAP capital additions to the Capital Additions as presented on Supplemental Schedule 4.

	Three Months Ended	Six Months Ended
Segment Capital Additions Reconciliation	June 30, 2025	June 30, 2025

Total Capital additions (per Note 8 in Aimco's 10-Q)	$27,694	$50,915
Adjustment: Incidental revenues and other adjustments that reduce capital expenditures for GAAP	451	677

Total Capital Additions (per Schedule 4)	$28,145	$51,592

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•
adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

Second Quarter 2025 Earnings Release and Supplemental Schedules | 23

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income or loss attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of realized and unrealized gains or losses recognized by Aimco on its interest rate contracts, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains or losses recognized by Aimco on passive equity investments; and
•
the amount of investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, fee income, certain non-recurring items, and activity related to our unconsolidated real estate partnerships.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of land leases, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of June 30, 2025, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$102.2
Dividends payable	1.0
Lease liabilities - finance leases (per Consolidated Balance Sheet)	123.7
Other assets, net (per Consolidated Balance Sheet)	(89.6)
Total	137.3

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	15.8
Unconsolidated real estate partnerships	15.4
Deferred tax assets	1.0

Reduction in liabilities (GAAP amount not reflective of value):
Mezzanine Investment - Participation Sold	(33.5)

Other liabilities, net (per Schedule 8)	$135.9

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): Property NOI is defined by Aimco as total rental and other property revenues, excluding utility reimbursements, less property operating expenses, including utility reimbursements for the consolidated apartment communities. Property NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. Aimco evaluates the

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performance of the apartment communities in its segments using Property NOI, which includes the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements.

The following table presents the reconciliation of GAAP income (loss) before income tax benefit to total Property NOI, as well as Property NOI for our Stabilized Operating apartment communities as presented on Supplemental Schedule 6 to total Property NOI.

Property NOI reconciliation
(dollars in thousands) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Income (loss) before income tax benefit per Consolidated Statements of Operations	$(11,405)	$(63,291)	$(23,202)	$(73,216)
Adjustments:
Depreciation and amortization	16,363	22,110	32,784	41,578
General and administrative expenses	7,798	7,577	15,978	16,126
Interest income	(1,546)	(2,535)	(3,638)	(5,183)
Interest expense	18,002	16,820	35,440	30,190
Realized and unrealized (gains) losses on interest rate contracts	72	(640)	333	(2,312)
Realized and unrealized (gains) losses on equity investments	210	47,264	607	47,535
Other (income) expense	72	1,286	551	2,876
Total Property NOI	$29,566	$28,591	$58,853	$57,594

Segment Property NOI reconciliation
(dollars in thousands) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Rental income:
Stabilized Operating (Supplement Schedule 6)	$35,394	$34,719	$70,967	$69,355
Stabilized Operating utilities reimbursement [1]	1,775	1,592	3,482	3,458
Other Real Estate	2,084	1,813	3,530	2,999
Non-stabilized and other amounts not allocated [2]	13,505	13,024	27,131	25,538
Total rental income	52,758	51,148	105,110	101,350
Property operating expenses:
Stabilized Operating (Supplement Schedule 6)	11,166	10,747	21,676	20,984
Stabilized Operating utilities reimbursement [1]	1,775	1,592	3,482	3,458
Other Real Estate	2,424	1,606	4,514	3,364
Non-stabilized and other amounts not allocated [2]	7,827	8,612	16,585	15,950
Total property operating expenses:	23,192	22,557	46,257	43,756
Property NOI:
Stabilized Operating (Supplement Schedule 6)	24,228	23,972	49,291	48,371
Other Real Estate	(340)	207	(984)	(365)
Non-stabilized and other amounts not allocated [2]	5,678	4,412	10,546	9,588
Total Property NOI	$29,566	$28,591	$58,853	$57,594

[1] Operating results for properties not included in Stabilized Operating or Other Real Estate, an adjustment for utility reimbursements which are included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

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REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2024 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes non-apartment real estate owned and asset managed by Aimco.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

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